Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made by and between Niki BioSolutions, Inc., a Delaware corporation, (the “Company”) whose mailing address is 116 Village Boulevard, Suite 200, Princeton, NJ 08540 and Alidad Mireskandari (the “Employee”), residing at ---. Employee and Company are hereinunder sometimes referred to individually as a “Party” and collectively as “Parties.”

WHEREAS, Company wholly owns DiamiR Biosciences Corp. (“DiamiR”), as a result of a transaction (“Merger”) in which Company acquired all the common shares of DiamiR on July 22, 2026;

WHEREAS, prior to the Merger, DiamiR employed Employee as its Chief Executive Officer;

WHEREAS, the Company desires to employ Employee and to have the benefit of his skills and services under the terms of this Agreement, commencing on August 1, 2026 (the “Commencement Date”) upon and subject to the terms herein provided; and

WHEREAS, Employee is willing to agree to be employed by the Company upon and subject to the terms herein provided;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Disclosure, Non-Solicitation, and Intellectual Property Assignment Agreement (“Non-Disclosure and IP Assignment Agreement”), attached as Exhibit A and hereinafter defined, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Prior Agreements, Acknowledgment and Release. As of the Commencement Date all prior employment agreements and any amendments thereto, whether with DiamiR, the Company, Aptorum Group Limited, a Cayman Islands exempted company with limited liability, or any other entity affiliated with the Company, are terminated, except for those terms that are intended to survive termination. Employee acknowledges that he has received all compensation of any kind to which he is entitled under any prior agreement with the Company or any predecessor of the Company, or DiamiR.

2. Position. The terms of Employee’s position with the Company are as set forth below:

(a) Employee shall serve as President and Chief Operating Officer of the Company, and shall have responsibilities, duties and authority normally ascribed to that position and all such other responsibilities, duties and authority assigned to Employee by the Board of the Company (the “Board”) from time to time in its sole discretion.

(b) Employee shall act at all times to promote the Company’s business and best interests. Employee shall devote substantially all business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder in a manner, which will faithfully and diligently further and expand the business and interests of the Company.

(c) Employee will directly report to the Board of the Company.

(d) The Board will evaluate Employee annually, and Employee will be required to perform self-evaluation annually.

(e) Employee will consult with the Nomination / Governance Committee of the Board prior to accepting any other (or further) directorships of companies or any external appointments and promptly inform the Board of acceptance of any such appointment. All potential conflicts of interest must be disclosed, as specified under the Company’s Conflicts policy.

3. Employment Term. Unless the Employee’s employment shall sooner terminate pursuant to Section “4,” the Company shall employ the Employee for a term of two years commencing on the Commencement Date (the “Initial Term”). Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 45 (forty-five) days prior to the end of the then current term that it will not be renewing the Agreement.

4. Termination.

(a) Accrued Obligations. Upon the termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive (i) any Base Salary that had accrued but had not been paid on or before the termination date; and (ii) any reimbursement due to Employee pursuant to Section 6(c) (collectively, the “Accrued Obligations”).

(b) Involuntary Termination. If Employee’s employment is terminated by the Company without Cause (as defined herein) or if Employee resigns from Employee’s employment for Good Reason (as defined herein) (for purposes of clarity, a termination without Cause does not include a termination that occurs as a result of Employee’s death or disability), and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Employee signs and does not revoke a general release of all claims in the form prescribed by the Company (a “Release”) – attached – and such Release becomes effective within thirty (30) days of Employee’s Separation (the “Deadline”), then in addition to the Accrued Obligations, Employee shall receive a single lump sum payment, paid within sixty (60) days after the Separation equal to six (6) months of Base Salary within thirty says after the Release becomes effective (“Severance Pay”). As of January 1, 2027, the amount of Employee’s Severance Pay under this Agreement shall increase to twelve (12) months of Base Salary. As a condition of receiving Severance Pay, Employee must, within two business days after Employee’s employment terminates for any reason, deliver written resignation(s) effective immediately upon delivery, from any and all positions and offices he holds with Employer or any of its affiliates, or any board of directors thereof.

(c) Termination for Cause. If Employee’s employment with the company terminates for Cause by the Company or due to Employee’s death or Total Disability, then all payments of compensation by the Company to Employee hereunder will terminate immediately (except Accrued Obligations). For purposes hereof, Employee shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 60 consecutive days or longer, or for shorter periods aggregating 90 days in any 360-day period. Upon termination of the Executive’s employment for Cause, the Executive shall be entitled only to:

(i) earned but unpaid Base Salary through the date of termination;

(ii) reimbursement of properly incurred business expenses in accordance with Company policy;

(iii) vested benefits under any applicable employee benefit plans in accordance with the terms of such plans; and

(iv) any other amounts required by applicable law.

Except as otherwise expressly provided in any applicable equity award agreement or equity incentive plan, all unvested equity awards shall be immediately forfeited upon a termination for Cause, and any post-termination exercise rights shall be governed by the applicable equity award agreements and the Company’s equity incentive plan.

(d) Voluntary Termination. Employee may terminate his employment without Good Reason upon 45 days written notice, in which case and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Employee signs and does not revoke a general release of all claims inter form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee’s Separation (the “Deadline”), Employee (or his estate or representative, as applicable) shall be paid the Accrued Obligations.

(e) Expiration of Term. Termination of this Agreement due to expiration of the Initial Term, or of any subsequent term, due to non-renewal, shall not be considered a termination without “Cause” or a resignation for “Good Reason,” and shall entitle the Employee to three months Severance Pay.

(f) Forfeiture of Rights. In the event that, subsequent to termination of Employee’s employment hereunder, Employee materially breaches any provision of the Non-Disclosure and IP Assignment Agreement, the Company shall provide written notice to Employee specifying in reasonable detail the nature of such alleged breach. Employee shall have thirty (30) days following receipt of such notice to cure such breach, to the extent curable. If Employee fails to cure such breach within such thirty (30)-day period or if the breach is not curable as agreed to by a majority of the independent board members, the Company may, as its sole and exclusive remedy with respect to such breach, suspend and thereafter terminate any unpaid payments and benefits to which Employee would otherwise be entitled pursuant to this Section 4; provided, however, that (i) any payments already received by Employee prior to such suspension shall not be subject to clawback or repayment, (ii) such forfeiture shall apply only to payments and benefits arising under this Section 4 and shall not affect any vested equity, accrued but unpaid base salary, or vested retirement benefits, and (iii) the Company’s right to forfeiture shall be subject to a final determination by a court of competent jurisdiction if Employee disputes the existence or materiality of such breach within the thirty (30)-day cure period.

5.	Definitions.

(a)	Cause. For purposes of this Agreement, “Cause” is defined as

(i)	Employee’s willful fraud upon, or deliberate injury or attempted injury to, the Company;

(ii)	Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement or any contract between Employee and the Company after written notice from the Board specifying such failure and the Employee’s failure to cure within thirty (30) days.

(iii)	conduct of Employee that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Employee’s gross unfitness to serve, including continued or excessive absences or tardiness (not including authorized leaves or absence, FMLA leave, or absences that are a result of an accommodation under ADA);

(iv)	Employee’s material breach of: (x) this Agreement or the Non-Disclosure and IP Assignment Agreement or (y) any statutory (including fiduciary) duty of the Employee to the Company; provided, however, that no such termination under this subsection (iv) or (ii) above will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions within thirty (30) day period following receipt of such written notice.

(v)	Notice and Opportunity to Cure. Except in the case of fraud, embezzlement, theft, or other conduct that is not reasonably capable of cure, the Company shall provide the Executive with written notice describing the alleged grounds for Cause in reasonable detail. The Employee shall have thirty (30) days following receipt of such notice to cure the alleged conduct, if curable.

(vi)	Board Determination. A termination for Cause shall become effective only upon the affirmative approval of a majority of the Board after the Employee has been given a reasonable opportunity to present the Employee’s position to the Board.

(b) Good Reason. For purposes of this Agreement, “Good Reason” is defined as a voluntary resignation by Employee upon forty-five (45) days prior written notice to the Company, within sixty (60) days following the occurrence of one or more of the following events without Employee’s prior written consent:

(i)	a material reduction of Employee’s responsibilities, authority, titles or offices resulting in material diminution of his position;

(ii)	a reduction of more than twenty percent (20%) of Employee’s Base Salary, other than as a part of an across-the-board salary reduction applicable to executive officers of the Company;

(iii)	removal of the Executive from the position of Chief Operating Officer (except for (i) promotion to an equivalent or higher position or (ii) the end of the Term in accordance with Section 3) or assignment of a title or responsibilities that are materially inferior in status, authority, or responsibility;

(iv)	a change in the Executive’s reporting relationship such that the Executive no longer reports directly to the Board;

(v)	a material reduction in the personnel, facilities, systems, or financial resources reasonably necessary for the Executive to perform the Executive’s duties, after written notice to the Company and a reasonable opportunity to cure;

(vi)	the appointment of a new Chief Executive Officer who was not serving in that role as of the Effective Date of this Agreement;

(vii)	a material breach by the Company of this Agreement; and provided further that the Company shall have thirty (30) days after delivery of such notice to cure one or more of the foregoing events identified in such written notice, and only if the Company does not cure within that time shall there be Good Reason; or

(viii)	Board Interference. Intentional actions by one or more Directors, acting without authorization of the full Board and outside the ordinary exercise of the Board’s fiduciary oversight responsibilities, that materially interfere with the Employee’s ability to perform the Employee’s duties.

For the avoidance of doubt, nothing in this Section shall limit or impair the Board’s fiduciary duties, oversight responsibilities, or authority under applicable law, including but not limited to the Company’s bylaws.

6.	Compensation. In consideration of the services to be rendered hereunder, the Company hereby agrees to pay Employee the compensation as set forth herein.

(a) Base Salary. Employee will be paid an initial annual base salary of $320,000.00 (Three Hundred Twenty Thousand Dollars) which will be paid monthly, in accordance with the Company’s regular payroll practices (“Base Salary”), starting on Commencement Date. $35,000 of the salary will be deferred, and in the event the Company’s receives, during Employee’s Employment, an equity investment, convertible loan, or other financial transaction (“Capital Investment”) that results in proceeds to the Company of $3,000,000 (Three Million Dollars), the Company will pay the deferred salary in whole, minus customary payroll and tax withholdings. If the Company receives a Capital Investment of a total of $5,000,000 (five million dollars) during Employee’s employment, the Company will increase Employee’s salary to $350,000 (Three Hundred Fifty Thousand Dollars) annually. For the avoidance of doubt, the definition of Capital Investments includes:

a.	Sales of the Company’s common stock, preferred stock, or other equity securities;

b.	Private placements, public offerings, registered direct offerings, at-the-market (“ATM”) offerings, PIPE financings, and rights offerings

c.	Investments by venture capital firms, private equity funds, strategic investors, family offices, institutional investors, or individual accredited investors

d.	Convertible notes, convertible preferred stock, SAFEs, warrants, or other equity-linked financing instruments

e.	Any other transaction through which the Company receives cash or other financial resources to fund its operations or business activities.

The Base Salary may be increased, but shall not be decreased without the Executive’s prior written consent.

(b) Performance Bonuses. In addition to the Base Salary, Employee shall be eligible to receive an annual bonus (the “Bonus”) in such amounts up to 50% (fifty percent) of Base Salary, as shall be determined in the sole discretion of the Board of the Company following the end of each fiscal year

(c) Restricted Stock Units; Stock Options. In addition to (and not in lieu of) the Base Salary and any Bonus, Employee shall, on the Commencement Date, receive a grant of the restricted stock units (“RSUs”) and of the stock option (the “Option”) described in Exhibit “B” hereto. The RSUs and Option shall be governed by the Niki BioSolutions, Inc. 2026 Equity Incentive Plan (the “Plan”), subject to any specific terms set forth in Exhibit B. The RSUs and Option shall be granted on the Commencement Date, at the market fair share valuation at the time of grant, as determined by the Plan, and shall vest in accordance with Exhibit “B.”

7.	SEVERANCE COMPENSATION. In the event of a Qualifying Termination (as defined below) and subject to the Executive’s timely execution and non-revocation of the Release within the period specified by the Company, which shall not exceed sixty (60) days following the date of termination, the Company shall provide the following severance benefits (collectively, “Standard Severance”):

(i) The Company shall continue to pay the Executive’s Base Salary in effect immediately before the Qualifying Termination (without regard to any reduction constituting Good Reason) in accordance with section 4(b), payable in a lump sum in accordance with the Company’s regular payroll practices, subject to applicable tax withholding;

(ii) COBRA Continuation. To the extent the Executive timely elects continuation coverage under COBRA, the Company shall pay or reimburse the Executive for, the employer and employee portion of the COBRA premiums for the Executive and the Executive’s eligible dependents for the duration of the Severance Period, or until the Executive becomes eligible for comparable coverage through another employer, whichever occurs first;

(iii) Equity Acceleration. All outstanding unvested RSUs and Options held by the Executive shall immediately vest and become fully exercisable as of the effective date of the Executive’s involuntary termination or termination for good cause, subject to the terms of the applicable Equity Incentive Plan and the applicable Award Agreements; all outstanding unvested RSUs, stock options and other equity awards shall immediately vest. The Executive shall also receive:

(g)	accrued but unpaid Base Salary;

(h)	accrued but unused PTO payable under Company policy;

(i)	reimbursement of approved business expenses;

(j)	vested benefits under employee benefit plans.

(iv) A “Qualifying Termination” means a termination of the Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason, in each case constituting a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) other than as a result of death, Disability, or voluntary resignation without Good Reason.

(v) Change in Control Severance. In the event of a Qualifying Termination that occurs within twelve (12) months following a Change in Control (as defined below), the Executive shall be entitled to the following benefits:

(i)	a Severance Period of twelve (12) months;

(ii)	COBRA continuation for the duration of such Severance Period; and

(iii)	immediate acceleration and full vesting of all outstanding unvested equity awards held by the Executive as of the date of termination.

For purposes of this Agreement, “Change in Control” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5), provided that such event also constitutes a “Change in Control” under the applicable Equity Incentive Plan. Examples of Change in Control include, but are not limited to :

(A) any person or group acquiring beneficial ownership of fifty percent (50%) or more of the combined voting power of the Company;

(B) a merger, consolidation, or reorganization after which the Company’s shareholders immediately prior thereto hold less than fifty percent (50%) of the combined voting power of the surviving entity; or

(C) the sale or disposition of all or substantially all of the Company’s assets.

In the event that the Company appoints or hires a Chief Executive Officer other than the Chief Executive Officer as of the date of this Agreement and other than the Employee (a “CEO Transition Event”), during the term of Employee’s employment, the Company shall grant Employee stock options with a grant-date fair market value equal to Three Hundred Thousand Dollars ($300,000), determined based on the closing price of the Company’s common stock on the date of such grant. Such options shall be granted no later than thirty (30) days following the effective date of the CEO Transition Event and shall be fully vested as of the grant date, with no additional vesting schedule, cliff, or service condition required. The options shall be subject to the Company’s standard form of option award agreement, except to the extent any such terms conflict with this Section, in which case this Section shall control.

8.	Benefits.

(a)	Benefit Plan – Health Insurance, Life Insurance, Retirement. Employee will be eligible to participate in the all fringe benefits offered by the Company on the same terms and conditions as other similarly-situated employees. The Company reserves the right to amend, modify, or terminate any employee benefit plan at any time in accordance with applicable law.

(b)	Retirement Benefits. The Employee shall be eligible to participate in the Company’s 401(k) retirement savings plan, subject to the terms of the applicable plan documents.

(c)	Vacation; Sick Leave. Employee will be entitled to twenty (20) days of paid time off per year. Vacation may not be taken before it is accrued during the current year. Employee shall coordinate his vacation plans with the Board or its designee, so as not to endanger important projects, deliverables and deadlines of the Company.

(d)	Technology Allowance. The Company shall provide the Executive with a taxable monthly technology allowance of One Hundred Fifty Dollars ($150) to offset the cost of mobile telephone service, internet connectivity, and other business-related communication expenses. The allowance shall be paid through the Company’s regular business expenses process and shall not be subject to applicable tax withholding.

(e)	Directors’ and Officers’ Insurance and Indemnification. During the Executive’s employment and for so long thereafter as the Executive may remain subject to potential liability arising from the Executive’s service to the Company, the Company shall maintain directors’ and officers’ liability insurance covering the Executive on terms and in amounts no less favorable than those provided to other senior executive officers and directors of the Company. The Executive shall also be entitled to the full benefit of any indemnification rights provided under the Company’s Certificate of Incorporation, Bylaws, indemnification agreements, or applicable law.

(c)	Other Benefits. Expenses. The Company will provide Employee with standard business reimbursements subject to Company policies and procedures and with appropriate receipts.

9. Legal Employment, Non-Disclosure and IP Assignment Agreement. Employee’s acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Non-Disclosure and IP Assignment Agreement, a copy of which is annexed as Exhibit A for Employee’s review and execution, prior to or on Employee’s Commencement Date. This offer is further contingent upon the fact that Employee has proof that he is legally able to work in the United States.

10. Non-Solicitation. Employee agrees to the non-solicitation terms set forth in the Non-Disclosure Agreement.

11. Arbitration. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of Delaware. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement is to be settled by arbitration in Delaware in accordance with the Employment Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The provisions of this Section 10 shall specifically survive the termination of this Agreement.

12. Miscellaneous.

(a) This Employment Agreement, together with the Schedules and Non-Disclosure Agreement, sets forth the terms of Employee’s employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified, amended and no provision may be waived, except by a written agreement, signed by the Company and by Employee.

(b) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) This Agreement will be governed by Delaware law without reference to rules of conflicts of laws.

(d) The waiver of any breach of any provision of this Employment Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Agreement.

(e) This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

(f) This Agreement may be executed in several original or facsimile or digital copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile or digitally transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

13. No Inconsistent Obligations. Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Employee is a party or by which the Employee is or may be bound. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

14. Survival. The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

15. Assistance in Litigation. Employee shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

16. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:

Niki BioSolutions, Inc.
Attt: Ian Huen
116 Village Boulevard, Suite 200
Princeton, New Jersey 08540
Email: [ ]

If to Employee:

Alidad Mireskandari
Email: [ ]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EMPLOYEE	NIKI BIOSOLUTIONS, INC.

/s/ Alidad Mireskandari	By:	/s/ Ian Huen
Alidad Mireskandari, PhD, MBA
Print Name: Ian Huen

Print Title: Chief Executive Officer

EXHIBIT A

NON-DISCLOSURE, NON-SOLICITATION, AND

INTELLECTURAL PROPERTY ASSIGNMENT AGREEMENT

This Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement (this “Agreement”), dated as of August 1, 2026, is made by and between Niki BioSolutions, Inc., a Delaware corporation (the “Company”) whose mailing address is 116 Village Boulevard, Princeton, New Jersey 08540 and Alidad Mireskandari (the “Employee”), residing at 108 Rotary Dr., Summit, NJ 07901.

WHEREAS, Employee is commencing employment with the Company pursuant to that certain Employment Agreement executed by and between the Company and Employee on the date thereof (the “Employment Agreement”). Any terms not otherwise defined herein, shall have the meaning set forth in the Employment Agreement;

WHEREAS, the Company wishes to enter into this Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement (this “Agreement”) with Employee to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company and others with whom the Company does business and to avoid the solicitation by Employee of the Company’s customers, collaborators and other employees;

WHEREAS, Employee recognizes the Company’s need for this Agreement to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company, its Affiliates (as such term is defined below) and third parties, such as customers, collaborators, and partners;

WHEREAS, as a condition of the Employment Agreement, Employee has agreed to the terms and conditions hereof and has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for the Company’s execution of the Employment Agreement and to provide Employee with Confidential Information (as such term is defined below), as well as other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Scope.

Any references in this Agreement regarding Employee’s duties and obligations to the Company (including, but not limited to, obligations related to confidentiality, work product, non-solicitation and noncompetition) include Employee’s obligation to the Company’s affiliated entities, which includes the Company’s parent and subsidiary corporations and business entities, if any, and any corporation or other business entity owned or controlled by the Company or under common ownership or control with the Company (each an “Affiliate” and collectively, the “Affiliates”). Employee also understands that if he is assigned to perform any work or duties with or for the Affiliates, this Agreement shall apply. The word “cessation” in this Agreement refers to the ending of Employee’s employment with the Company.

2. Protection of Confidential Information.

(a) “Confidential Information” means information disclosed to Employee or known by Employee (including information conceived, originated, discovered, or developed in whole or in part by Employee), about the Company and/or the Company’s business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions, computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about customers and/or suppliers, information related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, operating systems or the like, training and training programs, prospective business opportunities, and any other information the Company is under an obligation to keep confidential. The parties agree that the following shall not be considered Confidential Information subject to this Agreement: (i) information which prior to the time of disclosure by Company is in the public domain; (ii) information that, after disclosure by Company, becomes part of the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement; or (iii) information Employee is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case Employee shall immediately give notice to the Company to enable the Company to exercise its legal rights to prevent and/or limit such disclosure. In any event, Employee shall disclose only that portion of the Confidential Information that, in the opinion of the Company’s legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

(b) Employee acknowledges that all Confidential Information is, and for all times after the cessation of Employee’s employment shall remain, the property of the Company. Employee agrees that he shall not directly or indirectly use, disseminate or disclose any Confidential Information without having first obtained prior written permission from the Company, and to obtain such prior written permission whether during Employee’s employment or after termination of such employment, except as shall be necessary in the ordinary course of performing his duties as an employee of the Company in accordance with the Employment Agreement.

(c) Employee shall comply with any additional policies, rules and procedures established by the Company from time to time for the protection of any Confidential Information.

3. Ownership and Intellectual Property.

Employee agrees that all Confidential Information that results from work performed by Employee for the Company shall be the sole and exclusive property of the Company or its nominees, including without limitation any and all Confidential Information that comprises an invention or discovery by Employee, or an invention or discovery to which Employee has made a contribution, and whether or not any such invention or discovery is patentable (“Inventions”). Employee will and hereby does assign to the Company all of Employee’s rights in and to each and every Invention upon its creation, including without limitation (a) patents, patent applications, and patent rights throughout the world; (b) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information throughout the world; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired (collectively, “IP Rights”). The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Employee further agrees (i) to assist the Company in every proper way to obtain and from time to time to enforce such IP Rights relating to Inventions, and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may determine are necessary or appropriate, including without limitation assignments of inventions. Such documents may be necessary to: (a) vest in the Company or its nominee clear and marketable title in and to Inventions, (b) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions, or (c) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Employee’s obligations pursuant to this Section shall continue beyond the termination of Employee’s services for the Company, but the Company agrees to compensate Employee after the termination of such services at a reasonable rate for time actually spent or expenses incurred by Employee at the Company’s request.

4. Conflicts.

Employee represents and warrants that his employment or engagement by the Company and the execution and delivery of this Agreement and compliance with all the terms of this Agreement do not and will not breach any written or oral agreement Employee has entered into relating to intellectual property, noncompetition or otherwise. Employee shall not enter into any written or oral agreement in conflict with this Agreement. Moreover, without limiting the generality of the provisions of the Employment Agreement requiring him to devote full-time efforts to his duties under such Employment Agreement, during the period of Employee’s employment by the Company, Employee shall not, without the Company’s prior written consent, directly or indirectly, engage in any employment, consulting or activity (other than Employee’s employment with the Company) relating to any line of business in which the Company is now engaged, is engaged at such time or is considering, expects or plans to be engaged or which would otherwise conflict with his employment obligations to the Company. Further, Employee shall abide by any policy concerning conflicts of interest that the Company may from time to time have in effect.

In keeping with Employee’s fiduciary duties to the Company, Employee agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Company, include, but are not limited to, the following:

●	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Employee does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

●	misuse of the Company’s information or facilities to which Employee has access in a manner that will be detrimental to the Employee’s interest, such as utilization for Employee’s own benefit of know-how, inventions, or information developed through the Employee’s business activities;

●	disclosure or other misuse of information of any kind obtained through Employee’s connection with the Company;

●	appropriation by Employee or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

●	the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

5. Non-Solicitation of Customers and Suppliers. During the period of Employee’s employment with the Company and for twelve (12) months after cessation of his employment with the Company (the “Non-Solicit Period”), Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, divert or attempt to divert any person, concern or entity, which is furnished services by or furnishes services to the Company, from doing business with the Company or otherwise to change its relationship with the Company, or induce or attempt to induce any customer or supplier of, or joint venturer with, the Company to cease being a customer or supplier of, or joint venturer with, the Company or otherwise to change its relationship with the Company.

6. Non-Solicitation and Non-Hire of Employees. During Employee’s employment with the Company and for twelve (12) months after cessation of his employment with the Company, Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, solicit or induce any employee or consultant of the Company to leave his or her service with the Company, or assist in any manner in the recruitment or hiring of any such person.

7. Non-Disparagement. Employee, the Board and the Company agree not, at any time, whether during or after cessation of Employee’s employment with the Company, to make or publish any statement (orally or in writing) that libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company or the Employee (or any of its Affiliates, or its other officers, managers, directors, partners or investment professionals).

8. Competitive Protection. Employee fully understands and realizes that the confidentiality, assignment and non-solicitation, and other terms and conditions of this Agreement shall bind and obligate Employee as described in this Agreement.

9. Return of Materials. All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Employee shall be and remain the property of Company and shall be promptly returned to Company or destroyed by Employee upon the Employee’s termination and/or upon Company’s request.

10. Severability. Each Section and the subparts of each Section herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the clauses contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such clause or clauses shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be coextensive with the maximum restrictions enforceable by the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11. Survival. All obligations, duties, rights, remedies, express representations or other provisions required to give force and effect to this Agreement, or made in or given in this Agreement, which have accrued prior to cessation of Employee’s employment with the Company, shall survive the cessation of Employee’s employment with the Company and shall continue and remain in full force and effect in accordance with their respective terms, except where limited to the duration expressly stated therein.

12. Binding Agreement; Entire Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, heirs (in the case of the Employee) and assigns of the parties hereto. This Agreement, along with the Employment Agreement and the schedules thereto between the Company and Employee expresses the entire agreement between the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements, letters of intent and understandings between the parties, and any and all promises, statements, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto, except for any existing confidentiality agreement between the parties. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

14. Notices. Any notice a party is required or may desire to give pursuant to this Agreement shall be given in writing in accordance with the requirements of Section 9 of the Employment Agreement.

15. Waiver. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Employee and the Company.

16. Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

17. Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by both of the parties.

18. Headings. The headings of the sections of this Agreement are used for convenience only and shall not be deemed to constitute a part or to affect the meaning of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement as of the date first written above.

EMPLOYEE	NIKI BIOSOLUTIONS, INC.

Alidad Mireskandari	Ian Huen: Title: Chief Executive Officer

EXHIBIT B

20,000 restricted stock units (RSUs) vesting immediately at the closing of the Merger and options to purchase 80,000 Company common shares granted as of the closing of the Merger, with an exercise price of the fair market value on the grant date which is $8.83 per share, vesting in accordance with the following schedule:

-	40,000 Options vesting quarterly, over 8 quarters.

-	5,000 Options vesting upon the completion and publishing of the clinical validation Study of CogniMIR® to meet CLIA requirements.

-	10,000 Options vesting upon the Company signing BioPharma Services, Collaboration, or Partnership Agreement resulting in proceeds to the Company of at least $250,000.

-	5,000 Options vesting upon the Company reaching $1,000,000 revenue generated by the Company.

-	10,000 Options vesting upon completion of capital raises totaling $5m.

-	10,000 Options vesting upon achieving 100% growth in stock price following merger closing.

Subject to any terms set forth in the Company’s 2026 Stock Incentive Plan or any successor thereto, 40,000 Options shall be granted upon the Commencement Date and along with any unvested Options, shall vest in full, upon the occurrence of a Change in Control (as hereinafter defined). For purposes of vesting, “Change in Control” shall mean the sale of all or substantially all of the capital stock (other than the issuance by the Company of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).